UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(Rule 13E-100)

RULE 13E-3 TRANSACTION STATEMENT

Under Section 13(e) of the Securities Exchange Act of 1934

Quest Software, Inc.

(Name of Issuer)

QUEST SOFTWARE, INC.

EXPEDITION HOLDING COMPANY, INC.

EXPEDITION MERGER SUB, INC.

INSIGHT VENTURE PARTNERS VII, L.P.

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.

INSIGHT VENTURE PARTNERS COINVESTMENT FUND II, L.P.

VINCENT C. SMITH

VINCENT C. SMITH ANNUITY TRUST 2010-1

VINCENT C. SMITH ANNUITY TRUST 2010-2

VINCENT C. SMITH ANNUITY TRUST 2011-1

(Name of Persons Filing Statement)

Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

74834T103

(CUSIP Number of Class of Securities)

Quest Software, Inc. 5 Polaris Way Aliso Viejo, California 92656 Attn: David P. Cramer Vice President, General Counsel and Secretary (949) 754-8000	Insight Venture Management, LLC 680 Fifth Avenue, 8th Floor New York, New York 10019 Attn: General Counsel (212) 230-9200	Vincent C. Smith c/o Quest Software, Inc. 5 Polaris Way Aliso Viejo, California 92656 (949) 754-8000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Persons Filing Statement)

With copies to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Attn: Charles K. Ruck (714) 755-8290	Potter Anderson & Corroon LLP 1313 N. Market Street, 6th Floor Wilmington, Delaware 19801 Attn: Mark A. Morton, Esq. (302) 778-6078

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attn: R. Ronald Hopkinson, Esq. (212) 504-6789	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attn: Gordon R. Caplan, Esq. (212) 728-9266

This statement is filed in connection with (check the appropriate box):

☒	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	The filing of a registration statement under the Securities Act of 1933.

☐	A tender offer.

☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount Of Filing Fee (2)

$2,036,183,489.17	$233,346.63

(1)	The transaction valuation is calculated solely for purposes of determining the amount of the filing fee and is equal to the sum of (a) 84,601,410 shares of Company common stock (including vested and unvested unreleased restricted stock units) multiplied by $23.00 per share; and (b) 13,354,849 shares of Company common stock underlying outstanding stock options with exercise prices less than $23.00 per share multiplied by $7.18 (which is the difference between $23.00 and the weighted average exercise price per share).
(2)	The filing fee was determined by multiplying the maximum aggregate value of the transaction by .00011460.

☒	Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $233,346.63

(2) Form Schedule or Registration No.: Schedule 14A – Proxy Statement

(3) Filing Party: Quest Software, Inc.

(4) Date Filed: April 12, 2012

Introduction

This Rule 13e-3 Transaction Statement on Schedule 13E-3, together with the exhibits hereto (this “Schedule 13E-3”) is being jointly filed with the U.S. Securities and Exchange Commission (the “SEC”) by the following persons (each, a “Filing Party,” and collectively, the “Filing Parties”): Quest Software, Inc., a Delaware corporation (the “Company”), the issuer of the common stock, $0.001 par value per share, that is subject to the Rule 13e-3 transaction; Insight Venture Partners VII, L.P. (“IVPVII”), Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman”), Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co.”), Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware”), Insight Venture Partners Coinvestment Fund II, L.P. (“IVPCFII,” together with IVPVII, IVP Cayman, IVP Co. and IVP Delaware, the “Insight Entities”); Expedition Holding Company, Inc., a Delaware corporation (“Parent”); Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Vincent C. Smith, Chairman of the Board and Chief Executive Officer of the Company, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2 and the Vincent C. Smith Annuity Trust 2011-1 (such trusts, together with Mr. Smith, the “VS Parties”).

On March 8, 2012, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by the Insight Entities. Upon the completion of the Merger, each outstanding share of Company common stock will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes, other than: (i) treasury shares, (ii) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, (iii) shares to be contributed to Parent by the VS Parties (the “Rollover Investors”) pursuant to a rollover commitment letter, (iv) shares held by other stockholders of Company common stock that contribute shares of Company common stock to Parent or Merger Sub prior to the Merger, and (v) shares owned by stockholders who have perfected, and not withdrawn a demand for or lost the right to, appraisal rights under Delaware law.

Concurrently with the filing of this Schedule 13E-3, the Company is filing with the SEC a preliminary Proxy Statement (the “Proxy Statement”) under Regulation 14A of the Securities Exchange Act of 1934, as amended, relating to a special meeting of the stockholders of the Company at which the stockholders of the Company will consider and vote upon a proposal to adopt the Merger Agreement. The adoption of the Merger Agreement will require the affirmative vote of (i) a majority of the outstanding shares of Company common stock on the record date and (ii) a majority of the outstanding shares of Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors.

The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. The information contained in the Proxy Statement, including all annexes thereto, is incorporated in its entirety herein by this reference, and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Proxy Statement. As of the date hereof, the Proxy Statement is in preliminary form and is subject to completion or amendment. Capitalized terms used but not defined in this Schedule 13E-3 shall have the meanings given to them in the Proxy Statement.

All information contained in this Schedule 13E-3 concerning each Filing Party has been supplied by such Filing Party. No Filing Party, including the Company, is responsible for the accuracy of any information supplied by any other Filing Party.

The filing of this Schedule 13E-3 shall not be construed as an admission by any Filing Party, or by any affiliate of a Filing Party, that the Company is “controlled” by any other Filing Party, or that any other Filing Party is an “affiliate” of the Company within the meaning of Rule 13e-3 under Section 13(e) of the Exchange Act.

Item 1.	Summary Term Sheet

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

Item 2.	Subject Company Information

(a) Name and Address. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—The Parties”

(b) Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS”

The exact title of each class of the subject equity securities is “Quest Software, Inc. common stock par value $0.001 per share”.

(c) Trading Market and Price. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“MARKET PRICE AND DIVIDEND INFORMATION”

(d) Dividends. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“MARKET PRICE AND DIVIDEND INFORMATION”

(e) Prior Public Offerings. None.

(f) Prior Stock Purchases. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“COMMON STOCK TRANSACTION INFORMATION”

Item 3.	Identity and Background of Filing Person

(a) Name and Address. Quest Software, Inc. is the subject company. The information set forth in the Proxy Statement under the following caption is incorporated by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—The Parties”

(b) Business and Background of Entities. The information set forth in the Proxy Statement under the following captions is incorporated by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—The Parties”

(c) Business and Background of Natural Persons. The information set forth in the Proxy Statement under the following captions is incorporated by reference:

“SPECIAL FACTORS—The Parties”

“SPECIAL FACTORS—Business and Background of Natural Persons Related to the Company”

“SPECIAL FACTORS—Business and Background of Natural Persons Related to the Insight Entities, Parent and Merger Sub”

Item 4.	Terms of the Transaction

(a) Material Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL FACTORS—Overview of the Transaction”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Insight Entities, Parent and Merger Sub for the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Rollover Investors for the Merger”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Certain Material United States Federal Income Tax Consequences”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE SPECIAL MEETING—Vote Required”

“THE MERGER AGREEMENT—Conditions to the Merger”

(c) Different Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT—Treatment of Common Stock, Options and Restricted Stock Units”

“GOLDEN PARACHUTE COMPENSATION”

(d) Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“SPECIAL MEETING—RIGHTS OF STOCKHOLDERS WHO OBJECT TO THE MERGER”

“APPRAISAL RIGHTS”

“ANNEX C—DELAWARE GENERAL CORPORATION LAW SECTION 262”

(e) Provisions for Unaffiliated Security Holders. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

There have been no other provisions in connection with this transaction to grant unaffiliated security holders access to the corporate files of the Filing Parties or to obtain counsel or appraisal services at the expense of the Filing Parties.

(f) Eligibility for Listing or Trading. Not applicable.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements

(a) Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE MERGER AGREEMENT”

“GOLDEN PARACHUTE COMPENSATION”

“COMMON STOCK TRANSACTION INFORMATION”

“ANNEX A—MERGER AGREEMENT”

(b) Significant Corporate Events. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“COMMON STOCK TRANSACTION INFORMATION”

“THE MERGER AGREEMENT”

“ANNEX A—MERGER AGREEMENT”

(c) Negotiations or Contacts. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS— Interests of the Company’s Directors and Executive Officers in the Merger”

(e) Agreements Involving the Subject Company’s Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Limited Guaranty”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE SPECIAL MEETING— Vote Required— Stock Ownership and Interests of Certain Persons”

“COMMON STOCK TRANSACTION INFORMATION”

“THE MERGER AGREEMENT”

“THE VOTING AGREEMENT”

“ANNEX A—MERGER AGREEMENT”

Item 6.	Purposes of the Transaction and Plans or Proposals

(b) Use of Securities Acquired. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Overview of the Transaction”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Plans for the Company”

“SPECIAL FACTORS— Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS—Delisting and Deregistration of the Company’s Common Shares”

“THE MERGER AGREEMENT—Treatment of Common Stock, Options and Restricted Stock Units”

“ANNEX A—MERGER AGREEMENT”

(c)(1)-(8) Plans. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Plans for the Company”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS—Delisting and Deregistration of the Company’s Common Shares”

“THE MERGER AGREEMENT—Treatment of Common Stock, Options and Restricted Stock Units”

“THE MERGER AGREEMENT”

“ANNEX A—MERGER AGREEMENT”

Item 7.	Purposes, Alternatives, Reasons and Effects

(a) Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Insight Entities, Parent and Merger Sub for the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Rollover Investors for the Merger”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Plans for the Company”

“THE MERGER AGREEMENT—Treatment of Common Stock, Options and Restricted Stock Units”

(b) Alternatives. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Alternatives to Merger”

(c) Reasons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Insight Entities, Parent and Merger Sub for the Merger”

“SPECIAL FACTORS—Purposes and Reasons of the Rollover Investors for the Merger”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Plans for the Company”

(d) Effects. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Effects on the Company if Merger Is Not Completed”

“SPECIAL FACTORS—Plans for the Company”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS—Certain Material United States Federal Income Tax Consequences”

“THE MERGER AGREEMENT—Treatment of Common Stock, Options and Restricted Stock Units”

“THE MERGER AGREEMENT—Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws”

“GOLDEN PARACHUTE COMPENSATION”

“APPRAISAL RIGHTS”

“ANNEX A—MERGER AGREEMENT”

“ANNEX C—DELAWARE GENERAL CORPORATION LAW SECTION 262”

Item 8.	Fairness of the Transaction

(a), (b) Fairness; Factors Considered in Determining Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee”

“SPECIAL FACTORS—Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger”

“SPECIAL FACTORS—Positions of the Rollover Investors Regarding the Fairness of the Merger”

“SPECIAL FACTORS — Plans for the Company”

“ANNEX B—FINANCIAL ADVISOR OPINION”

(c) Approval of Security Holders. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING”

“THE SPECIAL MEETING—Vote Required”

“THE MERGER AGREEMENT—Conditions to the Merger”

“ANNEX A—MERGER AGREEMENT”

(d) Unaffiliated Representative. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee”

“ANNEX B—FINANCIAL ADVISOR OPINION”

(e) Approval of Directors. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

(f) Other Offers. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SPECIAL FACTORS—Background of the Merger”

Item 9.	Reports, Opinions, Appraisals and Certain Negotiations

(a) - (c) Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal; Availability of Documents. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee”

“WHERE YOU CAN FIND MORE INFORMATION”

“ANNEX B—FINANCIAL ADVISOR OPINION”

See also the presentation attached hereto as exhibits (c)(2) and incorporated by reference herein, which was prepared by Morgan Stanley & Co. LLC, the financial advisor to the special committee of the board of directors of the Company.

Item 10.	Source and Amounts of Funds or Other Consideration

(a) Source of Funds; Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Financing of the Merger”

“SPECIAL FACTORS— Limited Guaranty”

“SPECIAL FACTORS— Interests of the Company’s Directors and Executive Officers in the Merger— Rollover Agreement”

“THE MERGER AGREEMENT—Financing Covenant; Company Cooperation”

(b) Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Financing of the Merger”

“THE MERGER AGREEMENT—Financing Covenant; Company Cooperation”

(c) Expenses. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Effects on the Company if Merger is not Completed”

“SPECIAL FACTORS—Fees and Expenses”

“THE MERGER AGREEMENT—Termination”

“THE MERGER AGREEMENT—Termination Fees and Reimbursement of Expenses”

“THE MERGER AGREEMENT—Expenses”

(d) Borrowed Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SPECIAL FACTORS—Financing the Merger”

“SPECIAL FACTORS— Interests of the Company’s Directors and Executive Officers in the Merger— Rollover Agreement”

Item 11.	Interest in Securities of the Subject Company

(a) Securities Ownership. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS—Certain Effects of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“GOLDEN PARACHUTE COMPENSATION”

“COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS”

(b) Securities Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“SPECIAL FACTORS—Background of the Merger”

“COMMON STOCK TRANSACTION INFORMATION”

“THE MERGER AGREEMENT”

“ANNEX A—MERGER AGREEMENT”

Item 12.	The Solicitation or Recommendation

(d) Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE SPECIAL MEETING—Vote Required”

“THE SPECIAL MEETING—Stock Ownership and Interests of Certain Persons”

“THE VOTING AGREEMENT”

(e) Recommendations of Others. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger”

“SPECIAL FACTORS—Positions of the Rollover Investors Regarding the Fairness of the Merger”

Item 13.	Financial Statements

(a) Financial Statements. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“SELECTED FINANCIAL INFORMATION”

“WHERE YOU CAN FIND MORE INFORMATION”

(b) Pro Forma Information. Not applicable.

Item 14.	Persons/Assets, Retained, Employed, Compensated or Used

(a) Solicitation or Recommendation. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Fees and Expenses”

“THE SPECIAL MEETING—Solicitation of Proxies”

(b) Employees and Corporate Assets. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

“SUMMARY TERM SHEET”

“QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER”

“SPECIAL FACTORS—Background of the Merger”

“SPECIAL FACTORS—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”

“SPECIAL FACTORS—Interests of the Company’s Directors and Executive Officers in the Merger”

“THE SPECIAL MEETING—Solicitation of Proxies”

Item 15.	Additional Information

(b) Golden Parachute Compensation

“GOLDEN PARACHUTE COMPENSATION”

(c) Other Material Information. The entirety of the information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16.	Exhibits

(a)(1)	Proxy Statement of Quest Software, Inc., incorporated herein by reference to the Schedule 14A filed with the Securities and Exchange Commission on April 12, 2012 (the “Proxy Statement”)

(a)(2)(i)	Form of Proxy Card, incorporated herein by reference to the Proxy Statement

(a)(2)(ii)	Letter to Stockholders of Quest Software, Inc., incorporated herein by reference to the Proxy Statement

(a)(2)(iii)	Notice of Special Meeting of Stockholders of Quest Software, Inc., incorporated herein by reference to the Proxy Statement

(a)(2)(iv)	Press Release issued by Quest Software, Inc., dated as of March 9, 2012, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(v)	Internal Employee Announcement, dated as of March 9, 2012, incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(vi)	Employee FAQ Document, incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(vii)	Customer Letter, dated as of March 9, 2012, incorporated herein by reference to Exhibit 99.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(viii)	Customer FAQ Document, incorporated herein by reference to Exhibit 99.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(ix)	Partner Letter, dated as of March 9, 2012, incorporated herein by reference to Exhibit 99.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(2)(x)	Partner FAQ Document, incorporated herein by reference to Exhibit 99.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(a)(5)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(b)(1)	Equity Commitment Letter, dated as of March 8, 2012, between the Insight Entities and Expedition Holding Company, Inc., incorporated herein by reference to Exhibit 99.5 to the Schedule 13D filed by Expedition Holding Company, Inc. et. al with the Securities and Exchange Commission on March 19, 2012

(b)(2)	Debt Commitment Letter, dated as of March 8, 2012, by and among JP Morgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Royal Bank of Canada, Barclays Bank PLC and Parent, incorporated herein by reference to Exhibit 99.6 to the Schedule 13D filed by Expedition Holding Company, Inc. et. al with the Securities and Exchange Commission on March 19, 2012

(c)(1)	Opinion of Morgan Stanley & Co. LLC, dated as of March 8, 2012, incorporated herein by reference to Annex B of the Proxy Statement

(c)(2)*†	Project Castle Fairness Materials, dated as of March 8, 2012, provided to the Special Committee of the Board of Directors of Quest Software, Inc. by Morgan Stanley & Co. LLC

(d)(1)	Agreement and Plan of Merger, dated as of March 8, 2012, by and among Expedition Holding Company, Inc., Expedition Merger Sub, Inc. and Quest Software, Inc., incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(d)(2)	Limited Guaranty, dated as of March 8, 2012, by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P., Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2 and the Vincent C. Smith Annuity Trust 2011-1 in favor of Quest Software, Inc., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(d)(3)	Voting Agreement, dated as of March 8, 2012, among Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2 and the Vincent C. Smith Annuity Trust 2011-1 and Quest Software, Inc., incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2012

(d)(4)	Transaction Support Agreement, dated as of March 8, 2012, by and among the Insight Parties, the VS Parties, Parent and Merger Sub, incorporated herein by reference to Exhibit 99.2 to the Schedule 13D filed by Expedition Holding Company, Inc. et. al with the Securities and Exchange Commission on March 19, 2012

(d)(5)	Rollover Commitment Letter, dated as of March 8, 2012, between Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 and Expedition Holding Company, Inc., incorporated herein by reference to Exhibit 99.3 to the Schedule 13D filed by Expedition Holding Company, Inc. et. al with the Securities and Exchange Commission on March 19, 2012

(f)	Section 262 of the Delaware General Corporation Law, incorporated herein by reference to Annex C to the Proxy Statement

(g)	None

*	Filed herewith
†	Confidential treatment was requested with respect to the omitted portions of this Exhibit, which portions have been filed separately with the Securities and Exchange Commission

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	QUEST SOFTWARE, INC.

	By:	/s/ David Cramer
		Name:	David Cramer
		Title:	Vice President, General Counsel and Secretary

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	EXPEDITION HOLDING COMPANY, INC.

	By:	/s/ Michael Triplett
		Name:	Michael Triplett
		Title:	President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	EXPEDITION MERGER SUB, INC.

	By:	/s/ Michael Triplett
		Name:	Michael Triplett
		Title:	President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	INSIGHT VENTURE PARTNERS VII, L.P.
by: Insight Venture Associates VII, L.P., its general partner by: Insight Ventures Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
		Name:	Blair M. Flicker
		Title:	Vice President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.
by: Insight Venture Associates VII, L.P., its general partner by: Insight Venture Associates VII, Ltd., its general partner.

	By:	/s/ Blair M. Flicker
		Name:	Blair M. Flicker
		Title:	Vice President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.
by: Insight Venture Associates VII, L.P., its general partner by: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
		Name:	Blair M. Flicker
		Title:	Vice President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.
by: Insight Venture Associates VII, L.P., its general partner by: Insight Venture Associates VII, Ltd., its general partner

	By:	/s/ Blair M. Flicker
		Name:	Blair M. Flicker
		Title:	Vice President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	INSIGHT VENTURE PARTNERS COINVESTMENT FUND II, L.P.
by: Insight Venture Associates Coinvestment II, L.P., its general partner by: Insight Holdings Group, LLC, its general partner

	By:	/s/ Blair M. Flicker
		Name:	Blair M. Flicker
		Title:	Vice President

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	VINCENT C. SMITH

/s/ Vincent C. Smith
	Name:	Vincent C. Smith

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	VINCENT C. SMITH ANNUITY TRUST 2010-1

/s/ Vincent C. Smith
	Name:	Vincent C. Smith
	Title:	Trustee

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	VINCENT C. SMITH ANNUITY TRUST 2010-2

/s/ Vincent C. Smith
	Name:	Vincent C. Smith
	Title:	Trustee

After due inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: April 12, 2012	VINCENT C. SMITH ANNUITY TRUST 2011-1

/s/ Vincent C. Smith
	Name:	Vincent C. Smith
	Title:	Trustee